2013 REMEDIATION BONUS PLAN

On September 27, 2013, Diligent Board Member Services, Inc., a Delaware corporation (the “Company”), adopted this 2013 Remediation Bonus Plan (the “Plan”) as authorized by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”).

1.    PURPOSE

The purpose of this Plan is to: (i) retain and motivate certain employees of the Company who are integral to the successful completion of the restatement of the Company’s financial statements for the years ended December 31, 2010 through 2012, each of the quarters of 2010 through 2012, and the quarter ended March 31, 2013, in accordance with U.S. generally accepted accounting principles (the “Restatement”), and (ii) reward such employees for their contributions toward the Restatement. Except where the context otherwise requires, the term “Company,” as used in this Plan, includes any of the Company’s present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any regulations promulgated thereunder, and any other business venture in which the Company has a controlling interest, as determined by the Board.

2.    FINAL AUTHORITY; ADMINISTRATION

The Committee will administer and have final authority on all matters relating to this Plan, except as otherwise set forth herein. The Committee may interpret and construe this Plan, decide any and all matters arising under or in connection with this Plan, and correct any defect, supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent it deems expedient to implement this Plan. Additionally, the Committee may amend, suspend, revoke or terminate this Plan at any time; provided, however, that no such action shall impair the then-existing rights of a Participant with regard to this Plan without such Participant’s written consent. All bonus payouts under this Plan are subject to prior approval by the Committee. All decisions by the Committee will be made in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in this Plan.

3.    ELIGIBILITY

The Committee shall designate which of the Company’s officers and other employees participate in this Plan (each a “Participant”). Except as otherwise provided in Section 5(ii) hereof, a Participant who ceases to be employed by the Company prior to the Restatement Date (as defined below) shall no longer be eligible to receive a Bonus Payment under this Plan and shall thereupon cease to be a Participant in this Plan and forfeit any and all rights hereunder.

4.    BONUS PAYMENT AMOUNT

In connection with designating an employee of the Company as a Participant, the Committee shall establish a cash bonus payment (such amount, together with any amount reallocated to the Participant pursuant to the next sentence, the “Bonus Payment”) to be paid to the Participant, subject to the terms hereof and applicable tax withholdings, on the Bonus Payment Date (as defined below). Notwithstanding the preceding sentence, the Committee may, in its sole discretion, reallocate the unpaid Bonus Payment amount of any former Participant in this Plan to some or all of the remaining Participants in this Plan in such manner as the Committee deems appropriate (in which case, for purposes hereof, such reallocated amount shall be added to the Bonus Payment of the applicable Participant to whom such amount is reallocated).

5.    PAYMENT OF BONUS PAYMENT

The Bonus Payments shall, subject to the terms hereof, be paid to Participants (or in the event of a death, a Participant’s estate) upon the “Bonus Payment Date”, being the earlier of: (i) on the tenth business day following the date on which the Company files with the U.S. Securities and Exchange Commission (the “SEC”) all reports and other materials to evidence the Restatement which the Audit Committee has determined must be filed pursuant to the requirements of the U.S. Securities Exchange Act of 1934, as amended, which may include the filing of a comprehensive Annual Report on Form 10-K, if deemed advisable by the Audit Committee taking into account any discussions with the Staff of the SEC (the “Restatement Date”), or (ii) in the event a Participant ceases to be employed by the Company due to the Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), on the thirtieth day following such cessation of employment.

6.    MISCELLANEOUS

6.1 Other Bonuses and Incentives. Nothing in this Plan shall limit the discretionary authority of the Board or the Committee to approve and pay out additional or alternative bonuses to Participants (based on performance) or provide Participants additional or alternative incentives outside of the terms of this Plan.

6.2 No Right to Employment or Other Status. This Plan shall not be construed as giving any Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with any Participant.

6.3 Provisions for non-U.S. Participants. The Company may modify bonus payouts or establish separate procedures for Participants who are non-U.S. nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters.

6.4 Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, whether pursuant to a change of control or otherwise, to expressly assume and agree to perform the obligations under this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. No Participant’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law.

6.5 Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision.

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